EXHIBIT 99.1

NEWS RELEASE

May 15, 2025

FSI ANNOUNCES FIRST QUARTER, 2025 FINANCIAL RESULTS

A Conference call is scheduled for Friday, May 16, 2025, 11:00am Eastern Time

See dial in number below

TABER, ALBERTA, May 15, 2025 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. FSI is also increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces financial results for first quarter ended March 31, 2025.

Mr. Daniel B. O’Brien, CEO, states, “The customers who adjusted inventory in Q1 returned to normal order patterns in April.” Mr. O’Brien continues, “ENP also saw lower revenue, which has rebounded in Q2 and we had lower investment income as a result of reduced ownership in the FL LLC.”

●	Sales for the first quarter (Q1) were $7,473,692 down approximately 19% when compared to sales of $9,224,872 in the corresponding period a year ago.

●	Q1, 2025 net income (loss) was ($277,734), or ($0.02) compared to a net income of $457,226, or $0.04 per share, in Q1, 2024.

●	The lower earnings reported for Q1, 2025 were due to lower sales volume, higher cost of goods including higher tariffs. Some costs that are needed for the CAPEX get classified as expenses and are set against current income. Our costs for the Panama factory have similar accounting effects.

●	Basic weighted average shares used in computing earnings per share amounts were 12,587,476 and 12,449,699 for Q1, 2025 and Q1, 2024 respectively.

●	Q1, 2025 Non-GAAP operating cash flow: The Company shows 3 months operating cash flow of $480,268, or $0.04 per share. This compares with operating cash flow of $1,382,874, or $0.11 per share, in the corresponding 3 months of 2024 (see the table and notes that follow for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions. More recently, opportunities in the food and nutrition supplement manufacturing markets have emerged.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Friday May 16th, 2025. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-999-5318 (or 1-848-280-6460) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/or call title Flexible Solutions International – First Quarter, 2025 Financials may be requested

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended March 31, 2025. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

consolidated Statement of Operations

For Three Months Ended March 31, 2025 and 2024

(three Months Operating Cash Flow - Unaudited)

	THREE MONTHS ENDED MARCH 31
	2025	2024
Revenue	$7,473,692	$9,224,872
Income (loss) before income tax – GAAP	$(153,678)	$780,387
Provision for Income tax – net - GAAP	$(110,363)	$(264,178)
Net income (loss) - GAAP	$(277,734)	$457,226
Net income (loss) per common share – basic. – GAAP	$(0.02)	$0.04
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,587,476	12,449,699

3 month Operating Cash Flow Ended March 31
Operating Cash Flow (3 months). NON-GAAP	$ 480,268 a,b,c	$ 1,382,874 a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (3 months) – basic. -NON-GAAP	$ 0.04 a,b,c	$ 0.11 a,b,c
Non-cash Adjustments (3 month) -GAAP	$ 563,118 d	$ 676,026 d
Shares (3 month basic weighted average) used in computing per share amounts – basic -GAAP	12,587,476	12,449,699

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a) Non-GAAP – Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the pre tax Net income or loss of the non-controlling interest in ENP for 2023 only. After 2023 the entry in the “Statement of operations and comprehensive income” is a pretax number therefore no adjustment is required.

b) Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2025 = $563,118, 2024 = $676,026), Interest expense (2025 = $198,019, 2024 = $175,266), Interest income (2025 = 49,573, $2024 = $48,197), Loss on lease termination (2025 = N/A, 2024 = $41,350), Gain on investment (2025 = $63,925, 2024 = $182,975), Income tax expense (2025 = $110,363, 2024 = $264,178), and pretax Net income attributable to non-controlling interests (2025 = $13,693, 2024 = $58,983). These onetime expenditures were not related to operations of FSI. *See the financial statements for all adjustments.

c) The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company does not have control. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. In August 2024, the Company sold 30.1% of its holdings in the Florida LLC and currently has a 19.9% share, with a contract in place to sell the remainder over the next five years. As a result, the gains from all investments (2025 = $63,925, 2024 = $182,975), including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow

d) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.